Exhibit 99.1

                                NORTH BAY BANCORP

                                  PRESS RELEASE

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                                NORTH BAY BANCORP

                                  PRESS RELEASE

                                February 26, 2002


North Bay Bancorp, holding company for The Vintage Bank and Solano Bank, reported consolidated earnings of $3,022,166, or $1.46 per share, for the year ended December 31, 2001. This compares with earnings of $2,612,585, or $1.33 per share, for 2000. Total assets were $326,805,690 as of December 31, 2001, equating to growth of 32% for the year.

"We are right on target with our financial plan", stated Terry Robinson, President & CEO of North Bay Bancorp. Robinson went on to note that "We met our budgeted income for 2001 and exceeded our growth goals. Deposits grew to $292,441,196, equating to 35% growth for the year, and loans grew to $186,265,550, equating to 22% growth for the year. Our asset quality remains stellar. We anticipate another year of solid growth in 2002, led by our recent opening of the Solano Bank Vallejo Office and The Vintage Bank St. Helena Office. The two new offices will take some time to contribute to earnings. Accordingly, we expect earnings during the first two quarters to be down from third and fourth quarter 2001 earnings, but anticipate earnings for the year 2002 will exceed 2001 earnings as contemplated by our long term strategic plan.

Earlier this month the Holding Company announced a 5% stock dividend and a $.20 per share cash dividend. Both dividends are payable March 22, 2002 for shareholders of record as of March 4, 2002.

Stock of North Bay Bancorp is quoted on the Over-The-Counter (OTC) Bulletin Board, Symbol NBAN.OB

This press release contains forward-looking statements with respect to the financial condition, results of operation and business of North Bay Bancorp and its subsidiaries. These include, but are not limited to, statements that relate to or are dependent on estimates or assumptions relating to the prospects of loan growth, credit quality and certain operating efficiencies resulting from the operations of The Vintage Bank and Solano Bank. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities:
(1) competitive pressure among financial services companies increases significantly; (2) changes in the interest rate environment reduce interest margins; (3) general economic conditions, internationally, nationally or in the State of California are less favorable than expected; (4) legislation or regulatory requirements or changes adversely affect the business in which the combined organization will be engaged; and (5) other risks detailed in the North Bay Bancorp reports filed with the Securities and Exchange Commission.

Questions  regarding  this press release should be directed to Terry L. Robinson
(707) 259-2346.